EXHIBIT 99.3
                          [LETTERHEAD OF RESOURCE BANK]

                                 April 29, 1998

Dear Fellow Shareholders:

         You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Resource Bank on June 9, 1998, at 3:30 p.m., at the main office of Resource Bank, located at 3720 Virginia Beach Boulevard, Virginia Beach, Virginia 23452. The accompanying Notice and Proxy Statement describe the proposed formation of a holding company, which we will be considering at that meeting, as well as other regular items of business to be considered. Please read this document carefully.

         Specifically, at this meeting you will be asked to consider and approve a proposal to adopt the formation of a bank holding company, to be called Resource Bankshares Corporation. Under the proposal, the Bank will conduct its banking operations as a wholly-owned subsidiary of Resource Bankshares Corporation, a Virginia corporation organized for the purpose of serving as the holding company for the Bank (the "Holding Company"). Each share of your stock in the Bank will be converted, in a tax-free transaction, into two shares of common stock in the Holding Company. Following the reorganization of the Bank into a holding company structure, your percentage of equity ownership in the Holding Company will be exactly the same as your present ownership in the Bank, and the Bank will continue to operate from the same offices it currently occupies.

         The financial services industry is one of the most rapidly changing segments of Virginia's and the nation's economy. Historical distinctions between various types of financial institutions are eroding rapidly, and banks are subject to new and more aggressive competition from all sides. Your Board believes that the greater flexibility and investment opportunities provided by the establishment of a holding company will help your management operate more efficiently and take advantage of opportunities as they arise in this rapidly changing environment.

         You will also be asked to consider and approve three other items of business: (i) the election of seven incumbent directors, each of whom will serve a one year term and until their successors are duly elected and qualify, and
(ii) the ratification of the appointment of Goodman & Company, L.L.P. as independent auditors for the 1998 fiscal year. The Board of Directors encourages you to read carefully the enclosed Proxy Statement and to VOTE FOR the reorganization of the Bank and the other matters to be considered at the meeting.

         We hope you can attend the Meeting. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Your vote is important regardless of the number of shares you own. We look forward to seeing you at this Annual Meeting, and we appreciate your continued loyalty and support.

                                        Sincerely,

                                        RESOURCE BANK

                                        /s/ Lawrence N. Smith

                                        Lawrence N. Smith
                                        President and Chief Executive Officer

                                  RESOURCE BANK
                  NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD JUNE 9, 1998

To Our Shareholders:

         The 1998 Annual Meeting of Shareholders of Resource Bank (the "Bank") will be held at its main office located at 3720 Virginia Beach Boulevard, Virginia Beach, Virginia, on June 9, 1998, at 3:30 p.m., for the following purposes:

         1. To consider and vote upon an Agreement and Plan of Reorganization dated as of April 10, 1998, and a related Plan of Share Exchange (collectively, the "Agreement"), a copy of which is attached to the accompanying Proxy Statement as Exhibit A, providing for a share exchange in which each shareholder of the Bank will receive two shares of common stock of Resource Bankshares Corporation, a bank holding company formed to serve as the holding company for the Bank, for each share of Resource Bank common stock they now own.

         2. To consider and vote upon the election of seven directors to serve a one year term and until their successors are duly elected and qualify.

         3. To consider and vote upon the ratification of the appointment of Goodman & Company, L.L.P. as independent auditors for the 1998 fiscal year.

         4. To transact such other business as may properly come before the meeting.

         Shareholders of record at the close of business on April 23, 1998, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

         Each Bank Shareholder will have the right to dissent from the Reorganization and to demand payment of the fair value of his shares in the event the Reorganization is approved and consummated. Any right of a shareholder to receive such payment is contingent upon strict compliance with the requirements set forth in Article 15 of the Virginia Stock Corporation Act, the full text of which is enclosed as Exhibit B attached to the accompanying Proxy Statement/Prospectus.

         Approval of the Reorganization will require the affirmative vote of a majority of the outstanding shares of Bank Common Stock. Directors are elected by a plurality of the votes cast. The affirmative vote of a majority of votes cast by Bank shareholders is required to ratify the appointment of auditors. THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF EACH OF THE ABOVE ITEMS.

                                         By Order of the Board of Directors


                                         /s/ Debra C. Dyckman
                                         Debra C. Dyckman
                                         Secretary of the Board

April 29, 1998

                                  RESOURCE BANK
                          3720 Virginia Beach Boulevard
                                 P. O. Box 61009
                       Virginia Beach, Virginia 23462-0218

                                 PROXY STATEMENT

         This Proxy Statement is furnished to the Shareholders of Resource Bank (the "Bank") in connection with the solicitation of proxies by the Board of Directors of the Bank for use at its 1998 Annual Meeting of Shareholders to be held on June 9, 1998, at the time and place set forth in the accompanying Notice of 1998 Annual Meeting of Shareholders and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the enclosed Proxy are being mailed to the Shareholders of the Bank on or about April 29, 1998.

         At the Annual Meeting, Shareholders will be asked to approve the reorganization of the Bank into a holding company structure (the "Reorganization") in accordance with the terms and conditions set forth in the Agreement and Plan of Reorganization, dated as of April 10, 1998, and a related Plan of Share Exchange (collectively, the "Agreement") between the Bank and Resource Bankshares Corporation, a copy of which is attached as Exhibit A to this Proxy Statement. The Agreement provides for the reorganization of the Bank into a wholly-owned subsidiary of Resource Bankshares Corporation, a Virginia corporation recently organized to serve as the holding company for the Bank (the "Holding Company"). Under the terms of the Agreement, each Shareholder of the Bank will receive two shares of Holding Company Common Stock in exchange for each share of Bank Common Stock which they hold, in a tax-free transaction. Existing warrants and options for Bank Common Stock will likewise be converted into a corresponding number of warrants and options, respectively, for Holding Company Stock based upon the two-for-one exchange ratio. After consummation of the Reorganization, the Bank will conduct its business as a wholly-owned subsidiary of the Holding Company in substantially the same manner and from the same offices as before the Reorganization. If an adjournment is proposed, the persons named as proxies will vote in favor of such adjournment those proxies which are entitled to be voted in favor of the Agreement and against such adjournment those proxies containing instructions to vote against approval of the Agreement, unless the Shareholder clearly writes on the face of that Proxy specific instructions stating how that Proxy should be voted in the case of an adjournment proposed prior to a vote on the Reorganization. See "The Proposed Reorganization."

         At the Annual Meeting, shareholders of the Bank will also be asked to vote on (i) the election of seven incumbent directors to serve a one year term and until their successors are duly elected and qualify, and (ii) the ratification of the appointment of Goodman & Company, L.L.P. as independent auditors for the ensuing year.

--------------------------------------------------------------------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE FEDERAL RESERVE BOARD OF GOVERNORS OR THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS ANY GOVERNMENT AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

      THE SHARES OF HOLDING COMPANY COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

               THE DATE OF THIS PROXY STATEMENT IS APRIL 29, 1998.

         This Proxy Statement also describes 2,640,758 shares of Holding Company Common Stock, par value $3.00 per share, (which includes all shares authorized for issuance pursuant to warrants and/or option plans of the Bank) to be issued to Shareholders (and warrant and option holders) of the Bank in exchange for their shares of Bank Common Stock or to be issued pursuant to outstanding warrants and options. The trading market for Holding Company Common Stock is not expected to vary significantly from the Bank's current trading market.

                              AVAILABLE INFORMATION

         The Bank is currently subject to the informational requirements of the rules and regulations of the Board of Governors of the Federal Reserve System (the "FRB"), as promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), in accordance therewith files reports, proxy statements and other information with the FRB. In addition, the Holding Company that will become the parent corporation of the Bank has filed proxy materials with the FRB relating to this Reorganization. Such reports, proxy statements and other information can be inspected and copied at the FRB's Freedom of Information Department, 20th and Constitution Streets, N.W., Washington, DC 20551 or at the FRB's office in Richmond, Virginia at 701 East Byrd Street, Richmond, VA 23219. Bank Common Stock is quoted on the NASDAQ National Market System and such reports, proxy statements and other information are also available for inspection and copying at NASDAQ's Listings Department, 1735 K Street, N.W., Washington, DC 20006.

         Pursuant to the Reorganization, the Holding Company will assume reporting responsibilities with the Securities and Exchange Commission under the Exchange Act as a successor issuer to the Bank, and will undertake similar responsibilities with the Commission as previously performed by the Bank under the rules and regulations of the FRB.

                    INFORMATION INCORPORATED BY REFERENCE AND
                       DELIVERED WITH THIS PROXY STATEMENT

         THIS PROXY STATEMENT INCORPORATES CERTAIN DOCUMENTS OF THE BANK AND REFERENCE WHICH ARE NOT PRESENTED HEREIN. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE BANK, 3720 VIRGINIA BEACH BOULEVARD, VIRGINIA BEACH, VIRGINIA 23452, ATTENTION: DEBRA C. DYCKMAN, SENIOR VICE PRESIDENT, (757) 463-2265. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, A REQUEST MUST BE RECEIVED NO LATER THAN MAY 15, 1998.

         THE FOLLOWING DOCUMENTS OF THE BANK, FILED WITH THE FRB AND DELIVERED HEREWITH, ARE INCORPORATED BY REFERENCE HEREIN:

         The Bank's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

         In addition, all documents filed by the Bank pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and the rules and regulations of the FRB and all documents filed by the Holding Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in each case subsequent to the date of this Proxy Statement and prior to latter of the termination of the distribution of Holding Company Common Stock described herein, shall be deemed to be incorporated herein and to be a part hereof from the respective dates of filing thereof (all such documents being hereinafter referred to as "Incorporated Documents"). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any supplement hereto modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

         This Proxy Statement contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure in the banking industry increases significantly; (2) changes in the interest rate environment reduces margins or affects the fair market value of the Bank's assets to be acquired in the Reorganization; (3) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (4) changes occur in the regulatory environment; (5) changes occur in business conditions and inflation; and (6) changes occur in the securities markets.

                                TABLE OF CONTENTS

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                                                                                                          Page
PROXY STATEMENT......................................................................................       1
AVAILABLE INFORMATION................................................................................       2
SUMMARY OF THE PROXY STATEMENT.......................................................................       5
SELECTED HISTORICAL FINANCIAL INFORMATION............................................................       8
GENERAL INFORMATION..................................................................................       9
        Use and Revocation of Proxies................................................................       9
        Shareholders Entitled to Vote and Vote Required..............................................       9
        Solicitation of Proxies......................................................................       9
        Financial Statements.........................................................................      10
THE PROPOSED REORGANIZATION..........................................................................      10
        Description of the Reorganization............................................................      10
        Reasons for the Reorganization...............................................................      10
        Management of the Holding Company............................................................      11
        Anticipated Effective Date of Reorganization.................................................      11
        Conversion and Exchange of Stock.............................................................      11
        Federal Income Tax Consequences..............................................................      12
        Required Regulatory Approvals................................................................      12
        Possible Abandonment of the Reorganization...................................................      13
        Rights of Dissenting Shareholders............................................................      13
        Historical and Pro Forma Capitalization......................................................      15
               Prior to the Reorganization...........................................................      15
               After the Reorganization..............................................................      15
RESOURCE BANK  ......................................................................................      16
        The Bank.....................................................................................      16
        General......................................................................................      16
        Competition..................................................................................      16
        Description of Common Stock..................................................................      17
        Market for Bank Common Stock.................................................................      17
DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK.........................................................      18
        Authorized and Outstanding Capital Stock.....................................................      18
        Common Stock.................................................................................      18
        Preferred Stock..............................................................................      19
COMPARATIVE RIGHTS OF SHAREHOLDERS...................................................................      19
        General......................................................................................      19
ELECTION OF DIRECTORS................................................................................      20
BENEFICIAL OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
   AND PRINCIPAL SHAREHOLDERS OF THE BANK ...........................................................      22
APPOINTMENT OF AUDITORS .............................................................................      26
REGULATION AND SUPERVISION...........................................................................      27
        The Bank.....................................................................................      27
        The Holding Company..........................................................................      27
SUBMISSION OF PROPOSALS..............................................................................      28
LEGAL MATTERS  ......................................................................................      29

EXHIBIT A
         Agreement and Plan of Reorganization and Plan of Share Exchange

EXHIBIT B
         Article 15 of Title 13.1 of the Virginia Stock Corporation Act


                         SUMMARY OF THE PROXY STATEMENT


         The following material is qualified in its entirety by the information appearing elsewhere in this Proxy Statement and the Exhibits hereto.

ANNUAL MEETING

         DATE, TIME AND PLACE. June 9, 1998 at 3:30 p.m. at the main office of the Bank, 3720 Virginia Beach Boulevard, Virginia Beach, Virginia.

         PURPOSE. Shareholders will be asked to vote on the proposed Agreement and formation of a bank holding company for the Bank as well as other regular matters of business. The affirmative vote of persons holding a majority of the outstanding shares of Bank Common Stock will be required to approve this matter. The vote required for approval of other matters is described below in "General Information." The Bank's Board of Directors recommends that shareholders vote "FOR" the Reorganization and other matters before the meeting.

THE REORGANIZATION

         At the direction of the Board of Directors of the Bank, Resource Bankshares Corporation (the "Holding Company") was incorporated under the laws of Virginia to serve as a holding company for the Bank. The Bank and the Holding Company have entered into an agreement by which the Bank will become a wholly-owned subsidiary of the Holding Company in a tax-free share exchange transaction. At the effective date of the Reorganization, shareholders of the Bank will automatically become shareholders of the Holding Company and will receive two shares of Holding Company common stock in exchange for each share of Bank Common Stock they hold. Existing warrants and options for Bank Common Stock will be converted into warrants and options for Holding Company Common Stock. See "The Proposed Reorganization."

REASONS FOR THE REORGANIZATION

         The Board of Directors believes that the establishment of a holding company structure for the Bank will provide greater flexibility in responding to the expanding financial needs of the Bank's customers and in meeting increasing and ever-changing forms of competition for financial services. In particular, the Holding Company will provide the Bank greater flexibility in repurchasing common stock from shareholders, may facilitate affiliations with other financial institutions, and in the future, may provide more defenses against an unwanted attempt by another party to gain control of the Bank. The holding company structure also may afford certain investment opportunities that otherwise would not be available to the Bank. See "The Proposed Reorganization."

MANAGEMENT OF THE HOLDING COMPANY

         Management of the Bank will not change as a result of the Reorganization. The officers of the Holding Company will be Lawrence N. Smith - President and Chief Executive Officer; Debra C. Dyckman - Senior Vice President and Secretary; and Eleanor J. Whitehurst, Senior Vice President, Chief Financial Officer, and Treasurer. The seven individuals currently slated to serve as directors of the Holding Company include John B. Bernhardt (Chairman), Alfred E. Abiouness, Thomas W. Hunt, Louis R. Jones, A. Russell Kirk, Lawrence N. Smith, and Elizabeth A. Twohy, all currently serving also as directors of the Bank. See "The Proposed Reorganization."

MARKET FOR COMMON STOCK

         Bank Common Stock is listed on NASDAQ/NMS. There are several local brokerage offices, "market makers," that will match or pair "buy" and "sell" orders. Accordingly, there is an established market for the Bank's Common Stock; however, due to the sporadic trades which occur, the prices quoted fluctuate. Trades in Bank Common Stock since December 31, 1997 have been in the range of $36.00 to $46.00 per share, with the most recent trade occurring on April 22, 1998, for 900 shares at a sales price of $49.13 per share. The Bank's management is currently considering listing the Bank's, and subsequently the Holding Company's, common stock on the American Stock Exchange; however, there can be no guarantee that this listing will occur or what effect such a listing will have upon trading in such stock. In addition, the current trading range may or may not reflect the price a shareholder would receive if the stock were traded more actively. Holding Company Common Stock is expected to trade primarily in the local market in a substantially similar manner as the Bank's Common Stock. The formation of a holding company should have little or no effect on the market or market price of Common Stock.

         THERE CAN BE NO ASSURANCE AS TO THE MARKET OR TRADING VALUE OF HOLDING COMPANY COMMON STOCK AT THE EFFECTIVE DATE OR AT ANY TIME THEREAFTER.

FEDERAL INCOME TAX CONSEQUENCES

         The Reorganization is intended to qualify for federal income tax purposes as a tax-free "reorganization" under Sections 368(a)(1)(B) of the Internal Revenue Code in which no gain or loss will be recognized by a Bank shareholder upon receipt of Holding Company Common Stock in exchange for Bank Common Stock. See "The Proposed Reorganization."

COMPARISON IN THE RIGHTS OF SHAREHOLDERS

         The Holding Company, like the Bank, is organized as a Virginia corporation, subject to the provisions of the Virginia Stock Corporation Act (the "Virginia SCA"). The articles of incorporation and bylaws of the Holding Company, at least initially, will be virtually identical to those of the Bank. Accordingly, there will be no material differences between the rights of the Bank's present shareholders and the rights of shareholders receiving Holding Company Common Stock in the Reorganization. See "The Proposed Reorganization."

GOVERNMENT REGULATION AND SUPERVISION

         After the effective date, the Holding Company will be subject to the Bank Holding Company Act of 1956, as amended (the "BHCA"), and will be subject to regulation by the FRB with respect to its operations as a bank holding company. The Bank will continue to be subject to regulation by the FRB and the Virginia State Corporation Commission (the "SCC"). See "Regulation and Supervision."

RIGHTS OF DISSENTING SHAREHOLDERS

         Those shareholders of the Bank who object to the Reorganization will be entitled to dissenters rights as provided in the Virginia SCA. See "The Proposed Reorganization-Rights of Dissenting Shareholders."

CONDITIONS FOR CONSUMMATION, ANTICIPATED EFFECTIVE DATE, AND TERMINATION

         Consummation of the Reorganization is subject to, among other things,
(i) the affirmative vote of a majority of the outstanding shares of Bank Common Stock, and (ii) the approval by the SCC and the FRB. Applications for approval of the Reorganization have been filed, and the Reorganization is expected to be consummated on or about June 30, 1998. The Reorganization may be terminated by either the Holding Company or the Bank prior to the approval of the Agreement by the shareholders or by the mutual consent of the Board of Directors of the Holding Company and the Bank after any required shareholder approval are received. See "The Proposed Reorganization."

OTHER ITEMS OF BUSINESS

         You will also be asked to consider and approve (i) the election of seven incumbent directors, each of whom will serve a one year term and until their successors are duly elected and qualify, and (ii) the ratification of the appointment of Goodman & Company, L.L.P. as independent auditors for the 1998 fiscal year.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

         The following table sets forth certain selected financial information for the Bank. The selected financial information should be read in conjunction with the financial statements of the Bank and the related notes thereto in documents incorporated herein by reference. See "Available Information."

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                                                           1997                                  1996
                                                           ----                                  ----
                                                      (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
Income Statement Data:
    Interest Income                                    $10,937,495                             $8,295,052
    Interest Expense                                     5,983,424                              4,689,758
    Net Interest Income                                  4,954,071                              3,605,294
    Provision for Loan Losses                             (155,254)                              (290,000)
    Other Income                                         4,520,319                              2,755,203
    Other Expense                                        6,533,326                              4,451,038
    Income Tax Expense                                    (964,648)                              (153,274)
    Net Income                                          $1,821,162                             $1,466,185

Per Share Data:
    Net Income                                               $1.84                                 $1.58
    Cash Dividend                                             $.25                                  $.10
    Book Value                                              $12.72                                 $8.94

Balance Sheet Data
    Assets                                            $209,330,018                           $115,836,311
    Loans Net of Unearned Income                       148,016,531                             80,934,739
    Securities, available for sale                      12,432,253                             16,892,436
    Securities, held to maturity                         2,742,032                                      -
    Deposits                                           169,508,332                             99,178,555
    Shareholders' Equity                                15,601,817                              8,655,061
    Shares Outstanding                                   1,226,690                                967,874

Performance Ratios:
    Return on Average Assets                                 1.43%                                 1.45%
    Return on Average Equity                                18.92%                                20.46%
    Dividend Payout                                         14.97%                                 6.58%

Asset Quality Ratios:
    Allowance for Loan Losses to Period
      end loans                                              1.71%                                 1.27%
    Allowance for Loan Losses to
      non-performing loans                                    59%                                  247%
    Non-performing assets to period end
      loans and foreclosed property                          2.91%                                  .51%
    Net Charge-offs to average loans                          .03%                                  .15%

Capital Ratios:
    Leverage                                                 9.67%                                 7.04%
    Risk-based
      Tier I Capital                                         9.69%                                10.22%
      Tier II Capital                                       10.93%                                11.45%


                               GENERAL INFORMATION

USE AND REVOCATION OF PROXIES

         If the enclosed Proxy is properly executed and returned in time for voting at the Annual Meeting, the shares represented thereby will be voted in accordance with such instructions. If no instructions are given in a returned, executed Proxy, the Proxy will be voted in favor of the Reorganization and the other two matters for consideration at the meeting, and in the discretion of the proxyholders as to any other matters which may properly come before the meeting. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting, unless otherwise revoked. If an adjournment is proposed, the persons named as proxies will vote in favor of such adjournment those Proxies which are entitled to be voted in favor of the Reorganization and against such adjournment those Proxies containing instructions to vote against the Reorganization unless the shareholder clearly writes on the face of that Proxy specific instructions stating how the Proxy should be voted in the case of an adjournment proposed prior to a vote on the Reorganization.

         Execution of a Proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a Proxy for any reason desires to revoke it may do so at any time before the Proxy is exercised by filing with the Secretary of the Bank an instrument revoking it or a duly exercised Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SHAREHOLDERS ENTITLED TO VOTE AND VOTE REQUIRED

         Only holders of record of Bank Common Stock at the close of business on April 23, 1998 (the "Record Date") are entitled to vote at the Annual Meeting. On the Record Date, there were 1,226,690 shares of Bank Common Stock, par value $3.00 per share, outstanding and entitled to vote. Each share of outstanding Bank Common Stock is entitled to one vote on all matters presented at the Annual Meeting. In order for the Reorganization to become effective, a majority of the outstanding shares of Bank Common Stock must be voted in favor of the Reorganization.

         Although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customer) are counted for purposes of determining the presence or absence of a quorum for the transaction of business, they are generally not counted for purposes of determining whether such proposals have been approved and therefore have no effect.

         Directors, Executive Officers and their affiliates beneficially own and may vote 423,944 of the outstanding shares of the Bank's Common Stock entitled to vote on the Reorganization, which shares represent 34.6% of the votes required to approve the Reorganization. The Bank believes that all of these shares will be voted FOR the Reorganization.

SOLICITATION OF PROXIES

         The Bank will bear its own expenses incident to soliciting proxies. Directors, Officers, and employees of the Bank acting without commission or other special compensation may solicit proxies in person, by telephone or by mail.

FINANCIAL STATEMENTS

         The consolidated financial statements for the year ended December 31, 1997 have previously been provided to Shareholders and are available upon request. Additional copies of the reports will be furnished without charge to Shareholders upon written request directed to Debra Dyckman, Senior Vice President, at the Bank's address set forth on the cover page of the Proxy Statement. The above-referenced financial statements and interim call reports will be available at the Annual Meeting for inspection by Shareholders. Additional financial information will be provided upon request (see "Additional Information," above).

                                  PROPOSAL ONE
                           THE PROPOSED REORGANIZATION

DESCRIPTION OF THE REORGANIZATION

         The Board of Directors of the Bank has unanimously approved the proposed Reorganization whereby the business of the Bank will be conducted under a Holding Company structure. The Holding Company will be organized under the laws of Virginia. The affirmative vote of persons holding a majority of the outstanding shares of Bank Common Stock will be required to approve the Reorganization.

         The Bank and the Holding Company have entered into the Agreement under the terms of which the Bank will become a wholly-owned subsidiary of the Holding Company in a share exchange transaction. The material terms of the Agreement are provided below. Pursuant to the Reorganization, each share of Bank Common Stock will be exchanged for two shares of Holding Company Common Stock in a tax free transaction. Each warrant or option to purchase shares of Bank Common Stock will be converted into a warrant or option to purchase Holding Company Stock. The Articles of Incorporation and Bylaws of the Holding Company will be substantially identical to the Articles of Incorporation and Bylaws of the Bank. Upon consummation of the Reorganization, shareholders of the Bank automatically will become shareholders of the Holding Company and will receive two shares of Holding Company Common Stock for each share of Bank Common Stock they hold immediately prior to the Effective Date.

         The Bank will conduct its business under the same name and in the same manner as it did prior to the Reorganization. The officers and personnel of the Bank will continue in their same capacity after the Reorganization. The Bank will pay all expenses incurred in connection with the Reorganization, including the costs of organizing the Holding Company.

REASONS FOR THE REORGANIZATION

         The financial services industry is one of the most rapidly changing segments of our nation's economy. Historical distinctions between different types of financial institutions are eroding rapidly as a result of new technology, legislative changes, and changing regulatory philosophies. In addition, traditional restrictions on branch banking have given way to multi-state banking and multi-bank holding companies. Accordingly, banks are subject to aggressive competition from a wide variety of institutions offering an expanding array of financial products and services. Current laws and regulations applicable to banks limit their ability to supplement traditional financial services and products and to diversify into other banking-related ventures in response to increasing competition and changing customer needs. The laws and regulations applicable to bank holding companies allow holding companies greater flexibility in expanding their markets and in increasing the variety of services they and their subsidiaries provide to customers. The Bank has a number of large shareholders, and this flexibility may be particularly useful to respond to an improving equity position at the Bank or to react to the needs of a large shareholder to liquidate stock quickly. The Board of Directors of the Bank believes that the new corporate structure will enhance the institution's ability to compete under existing laws and regulations and to respond effectively to changing market conditions.

         A holding company structure also might facilitate future affiliations between the Bank and other financial institutions. Although neither the Bank nor the Holding Company has made any commitment to expand significantly its market through acquisition of existing banks or to engage in activities other than those currently conducted by the Bank, the Board anticipates that the holding company structure will facilitate future combinations with other financial institutions, if suitable opportunities arise for acquisition, expansion, or affiliation. The holding company structure also may provide opportunities to engage in new activities related to banking. Finally, the Holding Company may provide more defenses against an unwanted attempt by another party to acquire or gain control of the Bank, although the Bank is not presently aware of anyone who has such plans.

MANAGEMENT OF THE HOLDING COMPANY

         At the Effective Date, the Board of Directors, officers and employees of the Bank will not change as a result of the Reorganization. Following the Reorganization, the Bank will keep its existing name and office locations and will continue to carry on its banking businesses in the same manner as before the Share Exchange. The Board of Directors of the Holding Company will consist of seven individuals currently serving as directors of the Bank, Alfred E. Abiouness, John B. Bernhardt, Thomas W. Hunt, Louis R. Jones, A. Russell Kirk, Lawrence N. Smith, and Elizabeth A. Twohy. Approval of the Reorganization by the shareholders of the Bank at the Annual Meeting will be deemed to ratify the seven designees as directors of the Holding Company. The Board of Directors and executive officers of the Bank (and their affiliates) currently control approximately 34.6 percent of Bank Common Stock outstanding, and all of those individuals have indicated that they intend to vote for the Reorganization.

ANTICIPATED EFFECTIVE DATE OF REORGANIZATION

         If the holders of a majority of the outstanding shares of Bank Common Stock approve the Reorganization, the Reorganization will become effective upon satisfaction of certain conditions and the receipt of required regulatory approvals, including approval by the FRB and the State Corporate Commission Bureau of Financial Institutions ("SCC"). Applications for approval of the Reorganization have been filed with the FRB and the SCC. Subject to receipt of all requisite regulatory approvals and the satisfaction of all other conditions to the Reorganization, the objective is to have the Reorganization declared effective on or about June 30, 1998 (the "Effective Date").

CONVERSION AND EXCHANGE OF STOCK

         On the Effective Date, shareholders of the Bank will become shareholders of the Holding Company. Each share of Bank Common Stock, par value $3.00 per share, will, by virtue of the share exchange transsation, shall represent two shares of Holding Company Common Stock, par value $3.00 per share. (the "Exchange Ratio"). Outstanding certificates representing shares of Bank Common Stock will thereafter represent an equal number of Holding Company Common Stock and the holder thereof also shall be entitled to receive a certificate of Holding Company Common Stock to reflect the additional shares deemed issued pursuant to the Exchange Ratio. Shareholders shall maintain the same proportional share interest in the Holding Company as they currently hold in the Bank, except for nominal changes in interests resulting from the exercise, if any, of dissenting shareholders' rights under Virginia law. Shareholders holding certificates of Bank Common Stock will be entitled to exchange their certificates at any time after the Effective Date for certificates of Holding Company Common Stock.

         Upon consummation of the Reorganization, promptly after the Effective Date, the Bank, as exchange agent, will mail to Bank Common Stock shareholders who hold stock immediately prior to the Effective Date the additional certificates of Holding Company Common Stock to which they are entitled. A letter of transmittal and instructions relating to the exchange of Bank Common Stock certificates shall be made available upon request.

         BANK SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES WITHOUT CONTACTING THE BANK FIRST REGARDING DIRECTIONS FOR DOING SO.

FEDERAL INCOME TAX CONSEQUENCES

         The Reorganization is intended to qualify as a "reorganization" under
Section 368(a)(1)(B) of the Internal Revenue Code, and the material federal income tax consequences summarized below are based on that assumption. One condition to consummation of the Reorganization is the Bank's receipt of an opinion of Mays & Valentine, L.L.P., counsel to the Bank and Holding Company, that the Reorganization will qualify as a reorganization under Section 368(a)(1)(B) and that, for the Bank's shareholders who receive Holding Company Common Stock for their Bank Common Stock, the exchange will result in the non-recognition of gain or loss. A copy of that opinion is available for inspection upon request from Debra C. Dyckman, Senior Vice President, Resource Bank, 3720 Virginia Beach Boulevard, P. O. Box 61009, Virginia Beach, Virginia 23462-0218.

         The Bank's shareholders will not recognize any gain or loss on the exchange of Bank Common Stock solely for Holding Company Common Stock. A shareholder's tax basis in the shares of Holding Company Common Stock received in exchange for his Bank Common Stock will equal his tax basis in the shares of Bank Common Stock exchanged therefor. The holding period for those shares of Holding Company Common Stock will include the shareholder's holding period for the shares of Bank Common Stock exchanged therefor, if they are held as a capital asset at the time of the exchange.

         Upon consummation of the Reorganization, no gain or loss will be recognized by the Holding Company or Bank.

         It is intended that the Reorganization will receive accounting treatment similar to that for a pooling of interests.

         THE FOREGOING DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES IS A SUMMARY OF GENERAL INFORMATION MATERIAL TO MOST SHAREHOLDERS. DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF A REORGANIZATION, EACH BANK SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH REGARD TO FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE REORGANIZATION.

REQUIRED REGULATORY APPROVALS

         The Reorganization must be approved by the FRB and the SCC. Management of the Bank has filed the required applications for approval of the Reorganization with the appropriate regulatory authorities. Subject to the approval of the FRB and the SCC and the satisfaction of all other conditions to the Reorganization, Management believes that the Reorganization will be declared effective on or about June 30, 1998.

POSSIBLE ABANDONMENT OF THE REORGANIZATION

         Consummation of the Reorganization is subject to obtaining the required shareholder approval and various regulatory approvals. The Agreement may be terminated by the unilateral action of the Boards of Directors of the Bank or the Holding Company prior to the approval of the Reorganization by the shareholders or by mutual consent of the respective Boards of Directors of the Bank and the Holding Company after any required shareholder approval has been obtained.

RIGHTS OF DISSENTING SHAREHOLDERS

         A shareholder of Bank Common Stock who objects to the Reorganization (a "Dissenting Shareholder") and who complies with provisions of Article 15 of Title 13.1 of the Virginia SCA (specifically "Article 15") may demand the right to receive a cash payment, if the Reorganization is consummated, for the fair value of his or her stock immediately before the Effective Date, exclusive of any appreciation or depreciation in anticipation of the Reorganization unless such exclusion would be inequitable. In order to receive payment, a Dissenting Shareholder must deliver to the Bank prior to the Annual Meeting a written notice of intent to demand payment for his or her shares if the Reorganization is consummated (an "Intent to Demand Payment") and must not vote his or her shares in favor of the Reorganization. The Intent to Demand Payment should be addressed to Lawrence N. Smith, President and CEO, Resource Bank, 3720 Virginia Beach Boulevard, P. O. Box 61009, Virginia Beach, Virginia 23462-0218. A VOTE AGAINST THE REORGANIZATION WILL NOT ITSELF CONSTITUTE SUCH WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT CONSTITUTE A TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT.

         A shareholder of record of Bank Common Stock may assert dissenters' rights as to fewer than all the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the Bank in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders. A beneficial shareholder of Bank Common Stock may assert dissenters' rights as to shares held on his behalf by a shareholder of record only if (i) he submits to the Bank the record shareholder's written consent to the dissent not later than the time when the beneficial shareholder asserts dissenters' rights, and (ii) he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

         Within 10 days after the Effective Date, the Bank is required to deliver a notice in writing (a "Dissenter's Notice") to each Dissenting Shareholder who has filed an Intent to Demand Payment and who has not voted such shares in favor of the Reorganization. The Dissenter's Notice shall (i) state where the demand for payment (the "Payment Demand") shall be sent and where and when stock certificates shall be deposited; (ii) supply a form for demanding payment; (iii) set a date by which the Bank must receive the Payment Demand; and
(iv) be accompanied by a copy of Article 15. A Dissenting Shareholder who is sent a Dissenter's Notice must submit the Payment Demand and deposit his or her stock certificates in accordance with the terms of, and within the time frames set forth in, the Dissenter's Notice. As a part of the Payment Demand, the Dissenting Shareholder must certify whether he or she acquired beneficial ownership of the shares before or after the date of the first public announcement of the proposed Reorganization (the "Announcement Date"), which was March __, 1998. The Bank will specify the Announcement Date in the Dissenter's Notice.

         Except with respect to shares acquired after the Announcement Date, the Bank shall pay a Dissenting Shareholder the amount the Bank estimates to be the fair value of his or her shares, plus accrued interest. Such payment shall be made within 30 days of receipt of the Dissenting Shareholder's Payment Demand. As to shares acquired after the Announcement Date, the Bank is only obligated to estimate the fair value of the shares, plus accrued interest, and to offer to pay this amount to the Dissenting Shareholder conditioned upon the Dissenting Shareholder's agreement to accept it in full satisfaction of his or her claim.

         If a Dissenting Shareholder believes that the amount paid or offered by the Bank is less than the fair value of his or her shares, or that the interest due is incorrectly calculated, that Dissenting Shareholder may notify the Bank of his or her own estimate of the fair value of his shares and amount of interest due and demand payment of such estimate (less any amount already received by the Dissenting Shareholder) (the "Estimate and Demand"). The Dissenting Shareholder must notify the Bank of the Estimate and Demand within 30 days after the date the Bank makes or offers to make payment to the Dissenting Shareholder.

         Within 60 days after receiving the Estimate and Demand, the Bank must either commence a proceeding in the appropriate circuit court to determine the fair value of the Dissenting Shareholder's shares and accrued interest, or the Bank must pay each Dissenting Shareholder whose demand remains unsettled the amount demanded. If a proceeding is commenced, the court must determine all costs of the proceeding and must assess those costs against the Bank, except that the court may assess costs against all or some of the Dissenting Shareholders to the extent the court finds that the Dissenting Shareholders did not act in good faith in demanding payment of the Dissenting Shareholder's Estimates.

         The foregoing discussion is a summary of the material provisions of
Article 15. Shareholders are strongly encouraged to review carefully the full text of Article 15, which is included as Appendix B to this Proxy Statement. The provisions of Article 15 are technical and complex, and a shareholder failing to comply strictly with them may forfeit his Dissenting Shareholder's rights. Any shareholder who intends to dissent from the Reorganization should review the text of those provisions carefully and also should consult with his attorney. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTERS' RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO BANK SHAREHOLDERS, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

         Any Dissenting Shareholder who perfects his/her right to be paid the fair value of his shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code. See "The Proposed Reorganization-Federal Income Tax Consequences."

HISTORICAL AND PRO FORMA CAPITALIZATION

         The table below sets forth the capitalization of the Bank as of December 31, 1997, and the pro forma capitalization of the Bank and Holding Company as adjusted to reflect the consummation of the Reorganization.

                                                                                                       HOLDING
PRIOR TO THE REORGANIZATION                                                     BANK                   COMPANY
                                                                                ----                   -------
Number of shares of Capital Stock
    Authorized Common Stock............................................          3,333,333             6,666,666
    Issued and Outstanding Common Stock................................          1,226,690                     0

    Shares Authorized Preferred Stock..................................            500,000               500,000
    Issued and Outstanding Preferred Stock.............................                  0                     0

Shareholders' Equity
    Common Stock.......................................................       $  3,680,070                     0
    Surplus............................................................         10,769,249                     0
    Undivided Profits..................................................            856,122                     0
    Net Unrealized Gains on Securities Available-
      for-Sale, Net of Tax Effect......................................            296,376                     0
Total Shareholders' Equity.............................................         $15,601817                     0
                                                                                 ---------
                                                                                                  HOLDING COMPANY
                                                                                                   COMBINED WITH
AFTER THE REORGANIZATION                                                        BANK                  THE BANK
                                                                                ----              ----------------
Number of shares of Capital Stock
    Authorized Common Stock............................................          3,333,333             6,666,666
    Issued and Outstanding Common Stock................................          1,226,690             2,453,380

    Shares Authorized Preferred Stock..................................            500,000               500,000
    Issued and Outstanding Preferred Stock.............................                  0                     0

Shareholders' Equity
    Common Stock.......................................................       $  3,680,070          $  3,680,070
    Surplus............................................................         10,769,249            10,769,249
    Undivided Profits..................................................            856,122               856,122
    Net Unrealized Gains on Securities Available-
      for-Sale, Net of Tax Effect......................................            296,376               296,376
Total Shareholders' Equity.............................................         $15,601817            $15,601817
                                                                                 ---------             ---------

-----------------
(1) It is intended that the Reorganization will receive accounting treatment similar to that for a pooling of interests.

(2) At the Effective Date, each of the issued and outstanding shares of Bank common stock, par value $3.00 per share will be converted into and become two shares of Holding Company common stock, par value $1.50 per share, and the shareholders of the Bank will thereupon become shareholders of the Holding Company. The Holding Company will then own all the outstanding shares of Bank common stock. Shareholders of the Bank will own the same proportional share interest in the Holding Company as they hold in the Bank, except for nominal changes as a result of the exercise, if any, of dissenters' rights under Virginia law.

                   THE BANK BOARD UNANIMOUSLY RECOMMENDS THAT
               SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT.

                                  RESOURCE BANK

THE BANK

         General. The Bank is a Virginia state-chartered commercial bank with one full-service office in Virginia Beach, Virginia. The Bank was organized in April of 1987 and commenced operations on September 1, 1988. The Bank's principal executive office is located at 3720 Virginia Beach Boulevard, Virginia Beach, Virginia 23452 and its telephone number is (757) 463-2265.

         The Bank's primary market area is Virginia Beach and, to a lesser extent, the surrounding cities of the South Hampton Roads area, including Norfolk, Chesapeake, Portsmouth and Suffolk. The population of the market area is estimated to be approximately 1 million.

         The Bank has historically marketed its services to consumers, small to medium sized businesses and professional people. The Bank provides a range of services traditionally associated with independent community banks, with an emphasis on personal relationship banking. These services include checking and savings accounts, certificates of deposit and credit cards. The Bank also offers services typically associated with large banks and bank holding companies. These services include sweep account capacity, and corporate credit cards. The Bank also offers a broad range of lending and deposit services to individual and commercial customers. Loan activity includes home improvement loans, overdraft protection and construction loans. The Bank offers other related services such as safe deposit boxes, tax deposits, travelers checks, wire transfers and savings bonds.

         The Bank conducts mortgage operations through a division of the Bank. This division originates residential mortgage loans and subsequently sells them to investors. A competitive range of mortgage financing is provided through offices in the Richmond and Hampton Roads metropolitan areas, Hilton Head, South Carolina, and the northern Virginia/Washington, D.C. metropolitan areas.

         The authorized capital stock of the Bank consists of Common Stock and Preferred Stock. There are 1,226,690 shares of common stock outstanding held of record by 949 stockholders as of December 31, 1997. The Bank is authorized to issue the aggregate number of 3,333,333 shares of Common Stock, par value $3.00 per share, and 500,000 shares of Preferred Stock, par value $10.00 per share. There are no shares of Preferred Stock currently outstanding. The Bank's common stock is listed on the NASDAQ National Market System under the symbol "RBKV."

         The Bank employs 119 full-time employees and 10 part-time employees.

         On December 1, 1997, the Bank acquired Eastern American Bank FSB. Pursuant to regulatory authority granted to the Bank in effecting the acquisition, the Bank operates Eastern American Bank's offices as a branch of the Bank under its own name.

         Competition. Federal and state legislative changes have significantly increased competition among financial institutions, and current trends toward deregulation may be expected to increase competition even further. In its market area, the Bank operates in an extremely competitive banking environment that includes fourteen commercial banks, four savings banks and three credit unions. Many of these institutions have substantially greater assets and capital than the Bank. In many instances, these institutions have greater lending limits than the Bank. As of March 31, 1998, the Bank could not loan in excess of $2.3 million to a single borrower, unless the Bank could sell participations in such a loan to other financial institutions. Finally, the Bank faces competition for deposits from short-term money market mutual funds and other corporate and government securities funds. In summary, the Bank competes with many institutions which are larger in size and therefore can offer more products than the Bank at very competitive rates.

DESCRIPTION OF COMMON STOCK

         As of the Record Date, the capital stock of the Bank consists of its common stock, par value $3.00 per share, of which 3,333,333 shares are authorized and its preferred stock, par value $10.00 per share, of which 500,000 shares are authorized. 1,226,690 shares of common stock were issued and outstanding. No shares of preferred stock are issued, and there are currently no plans to issue any.

         The holders of Bank common stock are entitled to dividends, out of funds legally available therefor, when and as declared by the Board of Directors. Holders of Bank Common Stock are entitled to one vote for each share held. Holders do not possess cumulative voting rights in the election of directors or preemptive rights to purchase additional shares of Bank common stock. The holders of Bank preferred stock, if and when issued, would be entitled to such preferences, limitations and rights as the Board in its sole discretion may assign. The Bank's preferred stock authorization is identical in material respects to the Holding Company preferred stock described below in "Description of Holding Company Capital Stock."

         In the event of liquidation of the Bank, after payment of all debts and expenses, the remaining assets of the Bank would be distributed to the holders of Bank common stock ratably according to the number of shares held by each of them, and to the holders of Bank preferred stock in accordance with the preferences, limitations and rights that the Board may assign.

         The outstanding shares of Bank common stock are fully paid and nonassessable.

         Wachovia Corporation is the transfer agent for the Bank's common stock.

         The Bank furnishes its shareholders with annual reports which contain audited consolidated financial statements for the Bank for the prior two years.

MARKET FOR BANK COMMON STOCK

         Bank Common Stock is listed on the NASDAQ National Market System ("NASDAQ/NMS") under the symbol "RBKV." Quarterly information on the high and low closing sales prices of Bank Common Stock on NASDAQ/NMS from April 12, 1996, the date the stock was listed on NASDAQ/NMS, to March 31, 1998, are set forth in the following table. From January 1, 1995, through April 11, 1996, Bank Common Stock was quoted on the NNOTC Bulletin Board, an NASD sponsored and operated inter-dealer quotation system for equity securities not listed on the NASDAQ Stock Market. Quarterly information on the high and low closing bid prices for this period is available upon request from the Bank.

                                                 NASDAQ/NMS
                                                 ----------
                                           Closing Sales Price*
                                           High             Low
                                           ----             ---
1998
Second Quarter (thru April 29)             $50.00          $42.00
First Quarter                               46.00           36.00

1997
Fourth Quarter                             $45.00          $27.50
Third Quarter                               29.00           23.50
Second Quarter                              26.00           18.50
First Quarter                               20.50           18.00

1996
Fourth Quarter                             $18.75          $13.50
Third Quarter                               13.50           11.75
Second Quarter (beginning April 12, 1996)   13.75           12.00

* The Exchange Ratio provided under the terms of the Reorganization correspondingly will affect the price of Holding Company Common Stock after the Effective Date.

         During 1996, the Bank Board offered shares of Bank Common Stock for sale at a price of $12.50 per share. In connection with the stock offering, 124,133 shares were sold to shareholders, depositors and the public. In December 1997, the Bank completed its acquisition of Eastern American Bank.
Pursuant to that transaction, the Bank issued 258,816 shares of its common stock.

         SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR BANK COMMON STOCK. It is expected that, at least initially, Holding Company Common Stock will be traded in a manner essentially similar to Bank common stock pursuant to the Exchange Ratio provided in the Reorganization, the market price is expected to be adjusted downward accordingly to approximately half of its current price. However, no assurance can be given as to the market price of Holding Company Common Stock at or after the Effective Date.

                  DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

         The Holding Company is authorized to issue up to 3,333,333 shares of its common stock, par value $3.00 per share, and 500,000 shares of its preferred stock, par value $10.00 per share. The following summary description of the capital stock of the Holding Company is qualified in its entirety by reference to the Articles of Incorporation of the Holding Company (the "Holding Company's Articles") and the Holding Company's Bylaws, copies of which are available upon written request to the President of the Bank at its principal office.

COMMON STOCK

         In a manner identical to current Bank shareholder rights, the holders of Holding Company Common Stock will be entitled to one vote per share on all matters submitted to a vote of shareholders. Subject to certain limitations on the payment of dividends, holders of Holding Company Common Stock will be entitled to receive dividends when declared by the Holding Company's Board of Directors for which funds are legally available.

         All shares of Holding Company Common Stock to be issued in the Reorganization are fully paid (or will be fully paid) and nonassessible. Holders of common stock will not be entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election subject to the rights of holders of preferred stock, if and when issued. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. See "Comparative Rights of Shareholders" below.

PREFERRED STOCK

         Like the Bank, the Holding Company will be authorized to issue 500,000 shares of preferred stock, par value $10.00 per share. The Board of Directors is authorized pursuant to the proposed Articles of Incorporation of the Holding Company to assign preferences, limitations and relative rights to the shares of preferred stock when they are issued. This authority gives the Board of Directors of the Holding Company flexibility in the structuring and financing of acquisitions and other financial activities. Like the Bank, the Holding Company will also be able to use the Preferred Stock to help deter hostile takeover attempts by assigning certain rights and preferences to the preferred stock that will make it more difficult for a third party to gain control of the Holding Company. See "Comparative Rights of Shareholders" below.


                       COMPARATIVE RIGHTS OF SHAREHOLDERS

GENERAL

         The Bank is a state bank organized as a Virginia corporation and, therefore, subject to the provisions of the Virginia SCA. Shareholders of the Bank, whose rights are governed by the Bank's Articles of Incorporation and Bylaws, will become shareholders of the Holding Company upon consummation of the Reorganization. Upon consummation of the Reorganization, the rights of shareholders of the Holding Company will be governed by the Holding Company's Articles and Bylaws and by the Virginia SCA.

         Except as otherwise discussed below, there are no material differences between the rights of the Bank's shareholders and the rights of shareholders receiving Holding Company Common Stock in the Reorganization. The Articles of Incorporation and the Bylaws of the Bank and the Holding Company are substantially identical in all respects with one exception, the increase in the number of authorized shares. Under Virginia law, a board of directors is permitting in the absence of anything to the contrary stated in the articles of incorporation to amend a corporation's articles, without shareholder approval, to convert each issued and unissued authorized share of an outstanding class into a greater number of whole shares if the corporation has only shares of that class outstanding. The Bank Board has designed the Reorganization to accomplish this purpose. The authorized shares of the Holding Company Common Stock have been set at a level which will have the effect of the above described conversion when the Reorganization is consummated upon the Effective Date. With an Exchange Ratio of two-to-one, the shareholders are receiving the same proportional interests in the Holding Company as they currently hold in the Bank, and this change is immaterial to the rights of shareholders. Management may at some point consider other amendments to the Articles of Incorporation or Bylaws of the Holding Company subsequent to consummation of the Reorganization, but no such specific amendments are contemplated at this time. As required by Virginia law, the shareholders of the Bank and its successor will be solicited separately related to such proposals and will have an opportunity to vote on matters requiring such vote.

         The rights of the shareholders of the Bank and the Holding Company are virtually identical in all respects. Neither group has preemptive rights to subscribe for and purchase additional shares of stock or cumulative voting rights with respect to the election of directors. In addition, there will be no increase in the number of authorized shares of common stock or preferred stock for issuance by the Holding Company. The Holding Company's Articles of Incorporation do not change the maximum or minimum number of directors permitted to serve on the Board of Directors, affect the terms for removal of directors, vary the vote required to approve certain significant corporate actions, nor change the limitation of liability and indemnification provisions applicable to officers and directors, in any respect from that currently applicable under the Bank's Articles of Incorporation and Bylaws.

         In transactions involving mergers of Virginia banks which are governed by Article 5 of the Virginia Banking Act, shareholders of state banks do not have any dissenters' rights under the Virginia SCA. Therefore, if the Bank were to engage in a merger transaction with another Virginia bank or national bank doing business in the state, the shareholders of the Bank would not have the right to dissent under Article 15 of the Virginia SCA. Conversely, if the Holding Company were to merge with another entity, the shareholders of the Holding Company would have the right to dissent from the transaction.


                                  PROPOSAL TWO
                              ELECTION OF DIRECTORS
                                OF RESOURCE BANK

NOMINEES FOR ELECTION

         Seven persons have been nominated by the Bank Board to serve as directors until the 1999 Annual Meeting of Shareholders, and until their successors have been elected and duly qualified. Proxies received from the Bank shareholders will be voted for the election of such nominees unless marked to the contrary. A shareholder of the Bank who desires to withhold voting of the proxy for all or one or more nominees may so indicate on his or her proxy. All of the nominees are currently members of the Bank Board and all have consented to be named and have indicated their intent to service if elected. If any nominee becomes unable to serve, an event which is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Bank Board, or the number of directors will be reduced. The Bank Board does not have a separate Nominating Committee.

         The following table sets forth the names, ages and date of each nominee's first election to the Board:

                 NAME                       AGE          DIRECTOR SINCE
                 ----                       ---          --------------
Alfred E. Abiouness(A)(C)(D)                66                1988
John B. Bernhardt(A)(B)(C)(D)               68                1992
Thomas W. Hunt(A)(B)(D)                     41                1997
Louis R. Jones(A)(B)(D)                     62                1993
A. Russell Kirk(A)(B)(D)                    50                1992
Lawrence N. Smith(A)(B)(C)                  60                1992
Elizabeth A. Twohy(A)(B)                    46                1993


(A) Member of the Credit Risk Committee, which reviews all loan activity and policy, acts upon large loan requests presented to the Bank, and monitors outstanding loans and collection efforts. Also member of the Market Risk and Liquidity Risk Committees. Each of these three committees held 12 meetings in 1997.

(B) Member of the Audit Committee, which assists in establishing a budget and audit compliance, establishes and periodically reviews the Bank's asset management policy with emphasis on liquidity, cost of funds and yield on investments, thoroughly reviews regulatory examinations and assures strict compliance with such examinations. The Audit Committee held 2 meetings in 1997.

(C) Member of the Proxy Committee, which collects and accounts for all proxies and exercises the Bank's and/or the Bank Board's proxy authority at all shareholder meeting. The Proxy Committee held 1 meeting in 1997.

(D) Member of the Compensation Committee, which recommends to the Bank Board the salaries for officers and the compensation to be paid directors, and determines the persons to whom incentive stock options are granted, the number of shares subject to option, and the appropriate vesting schedule.
         The Compensation Committee held 2 meetings in 1997.

BACKGROUND AND EXPERIENCE

         The following information relates to the seven director-nominees. There are no family relationships among any of the director-nominees nor is there any arrangement or understanding between any director-nominees and any other person pursuant to which the director-nominee was selected.

         Mr. Abiouness has been President of Abiouness, Cross & Bradshaw, Inc., a Norfolk structural engineering and architectural consulting firm since 1974. Mr. Abiouness is a past Commissioner of the Norfolk Redevelopment and Housing Authority.

         Mr. Bernhardt has 31 years of commercial banking experience. Mr. Bernhardt served as Executive Vice President of Virginia National Bank and Virginia National Bankshares, Inc. from 1972 to 1979, and as President and Director of those institutions from 1980 to 1983. From 1984 to 1988, Mr. Bernhardt was the Vice Chairman of the Board of Director of Sovran Financial Corporation, Norfolk, Virginia, and Sovran Bank, N.A., Richmond, Virginia. He was also the President and Chief Executive Officer of Sovran Services from 1986 to 1988. Mr. Bernhardt resigned from all of his Sovran positions in April of 1988. He is currently a Managing Director of Bernhardt/Gibson, Inc., a financial services firm, and serves as a director of Dominion the Banks, Inc.

         Mr. Hunt is the Vice President of Summit Enterprises, 1997 Inc. of McLean, Virginia, an investment management company focused primarily on venture capital opportunities. He is the former Chairman of the Board of Directors of Eastern American Bank, FSB, which the Bank acquired in 1997.

         Mr. Jones has been President of Hollomon-Brown Funeral Home, Inc. since 1954. Mr. Jones has also been active in civic affairs and serves on the City Council of Virginia Beach.

         Mr. Kirk has been President of Armada/Hoffler Holding Company (a real estate land development, construction and properties management firm) since 1983 and has been Co-CEO of Goodman Segar Hogan Hoffler since 1993. Mr. Kirk is also Chairman and Commissioner of the Virginia Port Authority, Norfolk, Virginia.

         Mr. Smith joined the Bank in December 1992 and serves as its President and Chief Executive Officer. Mr. Smith has over 19 years of experience with United Virginia Bank/Seaboard National and United Virginia Bank -- Eastern Region, now known as Crestar Bank -- Eastern Region ("Crestar"). From 1973 until May 1983, Mr. Smith was President of Crestar and also served on major committees of the holding company, United Virginia Bankshares, Inc., now known as Crestar Bankshares, Inc. He retired from Crestar in May 1983. Mr. Smith formed Essex Financial Group, Inc., a savings and loan holding company, in May 1983 and still serves as its Chairman. Mr. Smith serves on the board of Heilig-Meyers Corporation, a national furniture retailer, Empire Machinery and Supply Corporation, a Norfolk based supplier of industrial products, and he has been active in civic affairs for the past 30 years.

         Ms. Twohy is President of Capital Concrete, Inc. of Norfolk, Virginia, a ready-mixed concrete manufacturer, and has been employed by the firm since 1976. Ms. Twohy is on the Board of Directors of Tidewater Builders Association and is past president of the Virginia Ready-Mixed Concrete Association.

              BENEFICIAL OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                     AND PRINCIPAL SHAREHOLDERS OF THE BANK

         The following table sets forth for (1) each director of the Bank, (2) all directors and executive officers of the Bank as a group and (3) any persons known by the Bank to own beneficially 5% or more of the outstanding shares of Bank Common Stock: (i) the number of shares of the Bank Common Stock beneficially owned on April 23, 1998, (ii) the percentage of ownership of outstanding shares of Bank Common Stock on such date, and (iii) such persons' percentage ownership of Bank Common Stock. Except as set forth below, the Bank is not aware of any shareholder that beneficially owns 5% or more of the outstanding shares of Bank Common Stock. All of the Bank's directors and executive officers receive mail at the Bank's principal executive office at 3720 Virginia Beach Boulevard, Virginia Beach, Virginia 23452.



                                           NUMBER OF SHARES             PERCENT OF
NAME                                       BENEFICIALLY OWNED           OUTSTANDING SHARES(1)
----                                       ------------------           ---------------------
Alfred Abiouness                                  31,090(2)                    2.6%
John B. Bernhardt                                 25,082(3)                    2.0
Thomas W. Hunt                                    31,351(4)                    2.5
Louis R. Jones                                   111,478(5)                    9.1
A. Russell Kirk                                   51,148(6)                    4.1
Lawrence N. Smith                                 64,856(7)                    5.2
Elizabeth A. Twohy                                19,670(8)                    1.6
Directors and executives
officers as a group (7 persons)                  341,425(9)                   27.7%

Alan M. Voorhees                                  75,990(10)                   6.1%


*Less than 1% beneficial ownership.

(1) Based upon 1,226,690 outstanding shares of Bank Common Stock. For purposes of this table, beneficial ownership has been determined in accordance with the provision of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.

(2) Includes currently exercisable options to purchase 15,083 shares of Bank Common Stock.

(3) Includes currently exercisable options to purchase 23,416 shares of Bank Common Stock.

(4) Mr. Hunt is the son-in-law of Mr. Voorhees. Includes 2,464 shares held in his sole name. Also, includes 6,930 shares held for the benefit of Mr. Hunt's children, 15,207 shares by Mr. Hunt's spouse, and warrants to purchase 6,750 shares held by Mr. Hunt's spouse and children, as to which Mr. Hunt disclaims beneficial ownership. Does not include 20,482 shares held jointly by Mr. Hunt's spouse and Mr. Voorhees' spouse as trustees for the benefit of Mr. Voorhees grandchildren.

(5) Includes currently exercisable options to purchase 10,083 shares of Bank Common Stock.

(6) Includes currently exercisable options to purchase 10,083 shares of Bank Common Stock.

(7) Includes currently exercisable options to purchase 24,133 shares of Bank Common Stock.

(8) Includes currently exercisable options to purchase 10,083 shares of Bank Common Stock.

(9) Includes currently exercisable options to purchase 92,881 shares of Bank Common Stock.

(10) Includes 42,273 shares held by Mr. Voorhees' spouse as trustee for several trusts, the beneficiaries of which are Mr. Voorhees' children and grandchildren, as to which shares Mr. Voorhees disclaims beneficial ownership. Also, includes warrants to purchase 9,000 shares held by Mr. Voorhees and his spouse. Does not include an aggregate of 55,629 shares held by Mr. Voorhees' adult children and Mr. Hunt, Mr. Voorhees son-in-law, for their own benefit or for the benefit of Mr. Voorhees' grandchildren.

BOARD AND COMMITTEE MEETINGS

         The business of the Bank is managed under the direction of the Bank Board. The Bank Board meets at least monthly to review significant developments affecting the Bank and to act on matters requiring approval by the Bank Board. The Bank Board held 12 meetings in 1997. During 1997, each member of the Bank Board participated in at least 75% of all meetings of the Bank Board and at least 75% of all applicable committee meetings.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and persons who beneficially own more than 10% of Bank Common Stock to file initial reports of ownership and reports of changes in beneficial ownership with the FRB. Such persons are also required to furnish the Bank with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Bank, the Bank believes that all Section 16(a) filing requirements applicable to its directors, officers and greater than 10% beneficial owners were complied with in 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The directors and chief executive officer of the Bank, as well as businesses and organizations with which they are associated or have a significant financial interest, conduct normal banking relationships with the Bank, including loans, and are expected to continue to do so. As of December 31, 1997, the Bank had direct and indirect loans to its directors and listed executive officers totalling $1,302,456, which represented 8.35% of stockholders' equity as of such date. All such transactions were made in the normal course of business, at substantially the same rates, terms, collateral and repayment terms as those prevailing at the same time for other comparable transactions with other unrelated parties. Loan made to these individuals or groups do not involve more than the normal risk of collectibility.

DIRECTORS COMPENSATION

         Board members who are employees of the Bank do not receive any extra compensation for attendance at Board or Committee meetings. During 1997, non-employee directors received compensation for their service on the Bank Board in the amount of $500 for each meeting attended. Non-employee directors received $250 for each Market Risk Committee and Liquidity Risk Committee meeting attended, $250 for each Credit Risk Committee meeting attended, and $500 for each Audit Committee and Compensation Committee meeting attended. In addition, an annual retainer of $8,000 was paid to the Chairman of the Bank Board in 1997, and an annual retainer of $6,000 was paid to all of the other non-employee directors.

EXECUTIVE COMPENSATION

         The following table presents a summary of the executive compensation paid to Lawrence N. Smith, the Bank's President and Chief Executive Officer, during 1997, 1996, and 1995.

                              SUMMARY COMPENSATION

                                                                                     Long-Term
                                                                                    Compensation
                                                  Annual Compensation               -------------
                                                  -------------------                Securities
                                                                                     Underlying             All Other
     Name and Principal Position          Year      Salary           Bonus           Options(#)          Compensation(1)
     ---------------------------          ----      ------           -----           ----------          ----------------
     Lawrence N. Smith                    1997       $200,000      $160,000              ---                   $4,774

     President and Chief                  1996        175,000        110,000           10,800                   4,774
     Executive Officer                    1995        131,000         78,600             ---                    4,834

(1)      Represents the Bank's matching contributions under its 401(k) Plan.

         The table below sets forth information for Mr. Smith concerning unexercised stock options held as of December 31, 1997.

                          FISCAL YEAR-END OPTION VALUES

                                     Number of Securities                           Value of Unexercised
                                    Underlying Unexercised                          In the Money Options
                                      Options at Fiscal                                   at Fiscal
                                         Year-End(#)                                  Year-End($)(1)(2)
                                    -----------------------                         ---------------------
         Name                 Exercisable           Unexercisable            Exercisable            Unexercisable
         ----                 -----------           -------------            -----------            -------------
   Lawrence N. Smith           13,333(1)                  0                  $453,322(1)                  0
                               10,800(2)                  0                  $297,000(2)                  0

(1) These options entitle the named executive to purchase 13,333 shares at $6.00 per share. These options were granted under the Bank's Employee Stock Option Plan. At December 31, 1997, the "NASDAQ/NM", on which the Bank's common stock is traded, listed a "bid" of $40.00, an "ask" of $45.00, and the last sale at $40.00.

(2) These options entitle the named executive to purchase 10,800 shares at $12.50 per share and were not execrable until the average price of Common Stock traded on NASDAQ/NM (or any other over-the-counter automated quotation system or national exchange on which the Common Stock is actively traded) had been at least $25 for thirty (30) consecutive trading days. These options were granted under the Bank's 1996 Long-Term Incentive Plan. See footnote (1) above for information on the valuation of the shares at December 31, 1997. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. The black-Scholes option model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Bank's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in Management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.


         Mr. Smith is eligible to participate in the Bank's Retirement Savings Plan ("Plan"). The Plan is a combined 401(k) profit sharing, stock bonus and employee stock ownership plan, which means that contributions may be made by the Bank to the Plan in either cash or Bank Common Stock and are derived from current or accumulated profits. The Plan's assets may be invested in shares of Bank Common Stock purchased either directly from the Bank or from third parties. The Plan's 401(k) provisions permit employees to contribute to the Plan through voluntary payroll savings on a pretax basis. These contributions are matched by the Bank in an amount equal to 50% of payroll savings contributions made by employees, up to 6% of an employee's total compensation.

         The Bank has three stock option plans under which its directors and officers have been granted options. The 1993 Long-Term Incentive Plan provided for the issuance of options to purchase 16,666 shares of Bank Common Stock to directors named in the plan and permitted the grant of options to purchase 43,333 shares of Bank Common Stock to key employees of the Bank. The 1994 Long-Term Bank Director Incentive Plan provided for the issuance of options to purchase 26,667 shares of Bank Common Stock to the Bank's directors as specified in the plan. The 1996 Long-Term Incentive Plan provides for the issuance of options to purchase 33,750 shares of Bank Common Stock to directors named in the plan, all of which options have been granted, and permits the grant of options to purchase up to 50,000 shares of Bank Common Stock to key employees of the Bank, 46,800 of which options have been granted.

         During 1996, the Bank's Board of Directors approved a plan for the payment of retirement benefits to certain key employees, and has entered into limited binding agreements with these key employees. Under the terms of the plan, the Bank may fund the liabilities associated with this plan with life insurance contracts. In connection with funding the projected retirement benefits, the Bank paid premiums on applicable life insurance contracts in the amount of approximately $371,000 during 1997, and may continue to pay, in its sole discretion, the same annual amount of insurance premiums over the next three years. The present value of future benefits payable in connection with the plan are currently insignificant, and the cash surrender value of the applicable life insurance policies approximates the 1997 life insurance premium. As a result, the plan did not materially affect the financial condition and results of operations of the Bank in 1997.

             THE BANK BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
                 VOTE "FOR" ALL NOMINEES PROPOSED FOR DIRECTORS.


                                 PROPOSAL THREE
                             APPOINTMENT OF AUDITORS

         The Bank Board, upon recommendation of its Audit Committee, intends to appoint Goodman & Company, L.L.P. as the firm of independent certified public accountants to audit the Bank's financial statements for the year 1998, and the Bank Board desires that such appointment be ratified by the shareholders at this 1998 Annual Meeting. Goodman & Company, L.L.P. has audited the financial statements of the Bank since 1992. A representative of Goodman & Company, L.L.P. will be present at the Bank Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires.

          THE BANK BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
               "FOR" THE RATIFICATION OF GOODMAN & COMPANY, L.L.P.

                           REGULATION AND SUPERVISION

THE BANK

         The Bank operates, and upon consummation of the Reorganization will continue to operate, as a state banking association subject to supervision and regulatio1n by the Bureau of Financial Institutions of the SCC. The Bureau of Financial Institutions regulates all areas of a state bank's commercial banking and trust operations including reserves, loans, mergers, payment of dividends, establishment of branches and other aspects of operations.

         Additionally, the Bank is a member of the FRB System and will continue to be subject to the regulations of the FRB. The Bank is also insured by the FDIC which insures that member banks pay depositors to the extent provided by law in the event an insured bank is closed without adequately providing for the claims of depositors.

         The earnings and growth of the banking industry are affected by the general conditions of the economy and by the fiscal and monetary policies of the Federal Government and its agencies, including the FRB Bank. The Board of Governors regulates money and credit conditions and, as a result, has a strong influence on interest rates and on general economic conditions. The effect of such policies in the future on the business an earnings of the Bank cannot be predicted with certainty.

THE HOLDING COMPANY

         At the time the Holding Company acquires the shares of the Bank, and thereby becomes a bank holding company within the meaning of the BHCA, it will be registered as a bank holding company with the FRB, and will then be subject to ongoing regulation, supervision and examination by the FRB. The Holding Company will be required to file with the FRB periodic and annual reports and other information concerning its own business operations and those of its subsidiaries. In addition, the BHCA requires a bank holding company to obtain FRB approval before it acquires, directly or indirectly, ownership or control of any voting shares of a second or subsequent bank if, after such acquisition, it would own or control more than 5% of such shares, unless it already owns or controls a majority of such voting shares. FRB approval must also be obtained before a bank holding company acquires all or substantially all of the assets of another bank or merges or consolidates with another bank holding company.

         A bank holding company is prohibited under the BHCA, with limited exceptions, from acquiring or obtaining direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank, or from engaging in any activities other than those of banking or of managing or controlling banks or furnishing services to or performing services for its subsidiaries. One of the exceptions to these prohibitions permits a bank holding company to engage in, or acquire an interest in a company which engages in activities which, after due notice and opportunity for hearing, the FRB by regulation or order has determined is so closely related to banking or of managing or controlling banks as to be a proper incident thereto. Specific non-banking activities which current regulations of the FRB state are sufficiently closely related to banking include, among others: (1) making, acquiring, brokering, or servicing loans or other extensions of credit (including factoring, issuing letters of credit and accepting drafts) for the company's account or for the account of others; (2) performing any activity usual in connection with making, acquiring, brokering or servicing loans or other extensions of credit (including real estate and personal property appraisal, arranging commercial real estate equity financing, check-guaranty services, collection agency services, credit bureau services, asset management, servicing, and collection activities, acquiring debt in default, and real estate settlement services); (3) leasing personal or real property or acting as agent, broker, or adviser in leasing such property; (4) operating nonbank depository institutions (including industrial banks and savings associations); (5) performing trust company functions or activities; (6) acting as investment or financial advisor; (7) providing transactional services for customer investments (including securities brokerage, riskless principal transactions, private placement services, and futures commission merchant); (8) acting as principal in investment transactions (including underwriting and dealing in government obligations and money market instruments; foreign exchange; forward contracts, options, futures, and similar contracts; buying and selling bullion and related activities); (9) management consulting and counseling activities; (10) support services(including courier services and printing and selling MICR-encoded items); (11)insurance agency and underwriting; (12) performing community development activities; (13) issuing and selling money orders and similar consumer-type payment instruments, savings bonds, and traveler's checks; (14) providing data processing and data transmission services. Other financially related activities have been permitted by the FRB by order on a case-by-case basis.

         A bank holding company may not, without providing prior notice to the FRB, purchase or redeem its own stock if the gross consideration to be paid, when added to the net consideration paid by the company for all purchases or redemptions by the company of its equity securities within the preceding 12 months, will equal 10% or more of the company's consolidated net worth unless it meets the requirements of a well-capitalized and well-managed organization.

         Under certain amendments to the Virginia Financial Institutions Holding Company Act that became effective July 1, 1983, no corporation, partnership or other business entity may acquire, or make any public offer to acquire, more than 5% of the stock of any Virginia financial institution, or any Virginia financial institution holding company, unless it first files an application with the SCC. The SCC is directed by the statute to solicit the views of the affected financial institution, or financial institution holding company, with respect to such stock acquisition, and is empowered to conduct an investigation during the 60 days following receipt of such an application. If the SCC takes no action within the prescribed period, or if during the prescribed period it issues notice of its intent not to disapprove an application, the acquisition may be completed. Under the BHCA, the FRB may disapprove an application or approve an application subject to such conditions as it may deem advisable.

         In addition to the filings required by the FRB as discussed above, the Holding Company, upon consummation of the Reorganization and on a continuing basis thereafter, will be required to make certain periodic filings with the SEC as well as file certain reports on the occurrence of certain material events specified in the 1934 Act. The Holding Company will be required to file quarterly and annual reports with the SEC under Section 13 of the 1934 Act, furnish annual reports to shareholders prior to annual meetings of shareholders, and send proxy statements to shareholders prior to any shareholders' meeting, all of which must comply with the provisions of the 1934 Act. In addition, directors, officers and certain shareholders must make some detailed disclosures under the 1934 Act.


                             SUBMISSION OF PROPOSALS

         The next Annual Meeting of Shareholders of the Bank is scheduled for May, 1999. Any shareholder who wishes to submit a proposal for consideration at that meeting must submit the proposal in writing to Lawrence N. Smith, President, before December 29, 1998.

                                  LEGAL MATTERS

         The legality of Holding Company common stock to be issued pursuant to the Reorganization will be passed upon for the Holding Company by the law firm of Mays & Valentine, L.L.P., Richmond, Virginia, which has acted as counsel to the Bank and the Holding Company in connection with the Reorganization.


                                      BY ORDER OF THE BOARD OF DIRECTORS
                                      OF THE BANK

                                      /s/ Debra C. Dyckman
Virginia Beach, Virginia              ---------------------------
April 29, 1998                        Debra C. Dyckman, Secretary

                                                                     EXHIBIT A

                      AGREEMENT AND PLAN OF REORGANIZATION


        THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of April 10, 1998, by and between Resource Bankshares Corporation, a proposed bank holding company organized under the laws of Virginia, with its principal office in Virginia Beach, Virginia (the "Holding Company"), and Resource Bank, a banking corporation organized under the laws of the Commonwealth of Virginia, with its main office in Virginia Beach, Virginia (the "Bank").

                                   WITNESSETH:

        The respective Boards of Directors of the Holding Company and the Bank have resolved that the reorganization of the Bank under a holding company structure pursuant to a statutory share exchange transaction under the Virginia Stock Corporation Act (the "Share Exchange") so that the Bank will become a wholly-owned subsidiary of the Holding Company, is in the respective best interests of the constituent corporations and their shareholders. To that end, each such Board has approved this Agreement and Plan of Reorganization.

        NOW THEREFORE, in consideration of the mutual agreements set forth herein, the constituent corporations agree as follows:

        1. THE SHARE EXCHANGE. At the Effective Date of the Share Exchange, the Bank shall become a banking subsidiary of the Holding Company. The Share Exchange shall be effective upon the issuance of a Certificate of Share Exchange by the Virginia State Corporation Commission upon filing of a Plan of Share Exchange by the Constituent Corporations, substantially in the form attached hereto as Appendix I.

        2. NAME; ARTICLES OF INCORPORATION; BYLAWS; OFFICES. At the Effective Date, the respective names, articles of incorporation and bylaws of the Holding Company and Bank will not change. The main offices and branches of the Holding Company and Bank immediately prior to the Share Exchange shall not change as a result of the Share Exchange.

        3. CONVERSION OF SHARES. Upon, and by reason of, the Share Exchange becoming effective pursuant to the issuance of a Certificate of Share Exchange by the Virginia State Corporation Commission (the "Effective Date"), no cash shall be allocated to the shareholders of the Bank, and stock shall be issued and allocated as follows:

               (a) Each of the issued and outstanding shares of common stock of the Bank ("Bank Common Stock") shall for all corporate purposes, and without any action on the part of the holder thereof, automatically become and be converted into two shares of common stock of the Holding Company ("Holding Company Common Stock"). Outstanding certificates representing shares of Bank Common Stock will thereafter represent an equal number of shares of Holding Company Common Stock and the holder thereof shall be entitled to receive additional certificates of Holding Company Common Stock in accordance with the Plan of Share Exchange. As soon a practicable thereafter, the Holding Company will issue new stock certificates representing the shares of Holding Company Common Stock received in the Share Exchange. Certificates representing Bank Common Stock may at any time thereafter be surrendered to the Wachovia Corporation, acting as exchange agent, or such other or additional exchange agent as the Bank may select (together with any transmittal materials or endorsements required by the exchange agent). Upon the surrender of Bank stock certificates, duly endorsed for transfer, to the Holding Company, the holder thereof will be entitled to receive in exchange therefor a certificate or certificates representing an equivalent number of shares of Holding Company Common Stock, but shareholders will not be required to surrender their Bank stock certificates.

               (b) Shares of Bank Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares held by the Holding Company.

        4. CONVERSION OF STOCK OPTIONS AND WARRANTS. At the Effective Date, each unexercised and theretofore unexpired outstanding option or warrant to purchase Bank Common Stock shall be automatically exchanged for a new option or warrant to acquire, for the same aggregate exercise price and under the same terms, the number of shares, adjusted pursuant to the Exchange Ratio, of Holding Company Common Stock. Outstanding Bank options or warrants will thereafter represent two times the number of Holding Company options or warrants. As soon as practicable thereafter, the Holding Company will issue instruments representing new warrants or options to acquire Holding Company Common Stock. Instruments representing Bank options or warrants may at any time thereafter be surrendered to the Bank, acting as exchange agent, or such other or additional exchange agent as the Bank may select (together with any transmittal materials or endorsements required by the exchange agent). Each holder of Bank options or warrants, upon the surrender of such instruments representing Bank options or warrants to the Holding Company duly endorsed for transfer, will be entitled to receive in exchange therefor replacement instrument(s) representing the aforementioned number of Holding Company options or warrants, but holders will not be required to surrender such Bank options or warrants.

        5. CAPITAL OF THE BANK. The capital, surplus and undivided profits of the Bank at the Effective Date will be equal to the capital structure of the Bank at December 31, 1997, adjusted, however, for capital contributions, normal earnings and expenses, and other capital changes between December 31, 1997, and the Effective Date.

        6. BOARD OF DIRECTORS; OFFICERS. (a) At the Effective Date, the members of the boards of directors of the Bank and the Holding Company shall continue in office as the directors of the Bank and the Holding Company, respectively, except as otherwise determined in the discretion of the Boards prior to the Effective Date, until the next annual meeting or until such time as their successors have been elected and qualified.

               (b) At the Effective Date, the respective officers of the Bank and the Holding Company shall continue to serve in their then current positions until such time as their successors have been elected or appointed.

        7. RIGHTS OF DISSENTING SHAREHOLDERS. Shareholders of the Bank who dissent from the Share Exchange will be entitled to the dissenters' rights and remedies set forth in Article 15 of the Virginia Stock Corporation Act, Sections 13.1-729 et seq.

        8. CONDITIONS TO THE SHARE EXCHANGE. Consummation of the Share Exchange is conditioned upon (i) the approval of this Agreement by the affirmative vote of the shareholders owning a majority of the outstanding shares of common stock of the Bank at a meeting to be held on the call of its board of directors, (ii) the receipt of the required regulatory approvals, and (iii) the receipt of an opinion of counsel as to the tax-free nature of the transaction. Upon the satisfaction of the foregoing conditions, the Share Exchange shall become effective at the time specified in a Certificate of Share Exchange to be issued by the Virginia State Corporation Commission approving the Share Exchange.

        9. TERMINATION. This Agreement may be terminated by the unilateral action of either of the boards of directors of the Bank or the Holding Company prior to the approval of the Agreement by the Bank's shareholders or by the mutual consent of the respective boards of directors of the Bank and the Holding Company after the Bank's shareholders approve the transaction. Upon termination for any reason, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the Bank or the Holding Company or any of their directors, officers, employees, agents or shareholders.

        WITNESS, the following signatures and seals for the parties, each hereunto set by its President and attested by its Secretary, pursuant to duly authorized resolutions of its board of Directors.

ATTEST:                                       RESOURCE BANK

/s/ Debra C. Dyckman                          By: /s/ Lawrence N. Smith
------------------------                          ------------------------------
Secretary                                         Lawrence N. Smith
                                                  President



ATTEST:                                       RESOURCE BANKSHARES CORPORATION

/s/ Debra C. Dyckman                          By: /s/ Lawrence N. Smith
-------------------------                         ------------------------------
Secretary                                         Lawrence N. Smith
                                                  President